Exhibit 99.1

December 20, 2024 07:00 AM Eastern Standard Time

Air Industries Group Secures $33 Million Contract for the CH-53K King Stallion Heavy-Lift Helicopter Components

BAY SHORE, N.Y.--(BUSINESS WIRE)-- Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced that it has secured a long-term contract valued at more than $33.0 million to manufacture and supply complex components for the CH-53K King Stallion helicopter program. The seven-year agreement strengthens Air Industries’ pivotal role in supporting one of the U.S. Department of Defense’s most important procurement programs.

The CH-53K helicopter is the latest and most advanced iteration of the CH-53 series of helicopters. The aircraft plays a critical role in deploying and supporting troops in island and coastal environments. As the US Military – particularly the Marine Corps – focuses on enhancing readiness for potential conflicts, the CH-53K program stands as one of the Department of Defense’s highest-priority initiatives.

Lou Melluzzo, Chief Executive Officer of Air Industries Group commented: “This contract marks a significant milestone for our company. We have an impeccable record of proudly producing military aircraft parts for over 80 years, and this contract is a testament to our legacy of excellence, and our unwavering commitment to quality. We are honored to be a trusted partner increasing production to meet the Department of Defense’s build-rate for CH-53K helicopters.”

Mr. Melluzzo added: “Over the past two years, we have been developing and refining the manufacturing plans for these components. This contract will enable us to quickly and significantly ramp up production. The anticipated increase in production and deliveries is expected to increase revenue and enhance profitability by increasing manufacturing hours and absorbing overhead costs.

“We will be investing in several pieces of new equipment necessary to manufacture the projected volume of product. These investments will create additional capacity and increase efficiency and preserve the capacity to accommodate additional organic growth. As part of our forward-looking business strategy, we remain committed to competing for and securing contracts that support profitable growth.

“All components under this agreement will be manufactured at our Sterling Engineering Division in Connecticut. The continued investment in Connecticut will ensure that we keep ahead of customer demands and create a state-of-the-art facility.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

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Contacts

Air Industries Group

Chief Financial Officer

631-328-7039

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